UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2016

GOODMAN NETWORKS INCORPORATED

(Exact name of registrant as specified in its charter)

Texas	333-186684	74-2949460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 Network Boulevard, Suite 300 Frisco, TX		75034
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 406-9692

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On July 29, 2016, Goodman Networks Incorporated (the “Company”), as borrower, and its wholly owned subsidiaries, Multiband Field Services, Incorporated and Goodman Networks Services, LLC, as co-borrowers, entered into a Revolving Loan Note (the “Revolving Loan Note”) and a Credit and Security Agreement with Midcap Financial Trust, as administrative agent and lender, and the additional lenders parties thereto from time to time (the “New Credit Agreement”), which provides for a revolving credit facility with a maximum commitment of $25 million (the “New Credit Facility”).

The New Credit Facility is secured by (i) a first lien on the Company’s accounts receivable, inventory, related contracts and other rights and other assets related to the foregoing and proceeds thereof and (ii) a second lien on the remainder of the Company’s tangible personal property, 100% of the capital stock of all of the Company’s existing and future material U.S. subsidiaries and non-voting stock of the Company’s future material non-U.S. subsidiaries and 66% of the capital stock of all the Company’s future material non-U.S. subsidiaries. The New Credit Facility is subject to an intercreditor agreement dated as of June 23, 2011, by and among the Creditor, as the replacement ABL lender thereunder, and U.S. Bank, National Association, as the collateral trustee for benefit of the holders of the Company’s 12.125% Senior Secured Notes due 2018 (the “Notes”).

Availability for borrowings under the New Credit Facility is subject to a borrowing base that is calculated as a function of the value of the Company’s eligible accounts receivable and inventory. Borrowings under the New Credit Facility bear interest at a floating rate equal to the sum of the current LIBOR rate plus an applicable margin of 4.85%. The New Credit Facility terminates, and all outstanding principal and interest thereunder is due and payable, on April 1, 2018.

In addition, the Company is required to pay a monthly collateral management fee and, if the average end-of-day principal balance of revolving loans during the immediately preceding month is less than $6,250,000, a monthly minimum balance fee.

The New Credit Agreement contains customary covenants that place restrictions on, among other things, the incurrence of debt, granting of liens and sale of assets. At all times at which amounts are outstanding under the New Credit Facility, the New Credit Agreement also requires that the Company maintain at least $5,000,000 in minimum liquidity, which includes amounts available for borrowing under the New Credit Facility and unencumbered cash and cash equivalents of the Company. Further, the New Credit Agreement contains customary events of default, subject to certain materiality thresholds and grace periods for certain of those events of default. Upon an event of default, the New Credit Agreement provides that, among other things, the commitments may be terminated and the loans then outstanding may be declared due and payable.

Proceeds from borrowings under the New Credit Facility were used by the Company, together with cash on hand, to prepay existing indebtedness outstanding under the Amended and Restated Revolving Credit and Security Agreement, dated June 23, 2011, as amended, by and among the Company and PNC Bank, National Association (the “Existing Credit Agreement”).

Item 1.02 Termination of a Material Definitive Agreement.

On July 29, 2016, in connection with the effectiveness of the New Credit Agreement, the Company terminated the commitments under the Existing Credit Agreement and repaid all outstanding loans thereunder.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 with respect to the New Credit Agreement, the Revolving Loan Note, the New Credit Facility and the incurrence of indebtedness thereunder is incorporated by reference into this Item 2.03.

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure

On July 27, 2016, and within the 30-day grace period provided under the indenture governing the Notes, the Company made the interest payment of $19.7 million that was due July 1, 2016 on the Notes. As described in the Company’s Current Report on Form 8-K filed on July 27, 2016, the Company entered into the grace period to resume restructuring negotiations with certain holders of its Notes. The Company is continuing to seek to engage in discussions with its stakeholders regarding alternatives to maximize the Company’s enterprise value.

In accordance with General Instruction B.2 to Current Report on Form 8-K, the information furnished pursuant to Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and such information shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODMAN NETWORKS INCORPORATED

Date: July 29, 2016	By:	/s/ Ron B. Hill
		Name:	Ron B. Hill
		Title:	Chief Executive Officer, President and Executive Chairman

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